AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933
                            -------------------------

                            SPIEKER PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

            Maryland                                        94-3185802
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                               2180 Sand Hill Road
                          Menlo Park, California 94025
                    (Address of Principal Executive Offices)
                            -------------------------

               SPIEKER PROPERTIES, INC. RESTRICTED STOCK AGREEMENT
                            (Full title of the plan)
                            -------------------------

                                    Copy to:
                                 Craig G. Vought
                           Co-Chief Executive Officer
                               2180 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 854-5600
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                               Proposed Maximum    Proposed Maximum
                                                               Offering Price      Aggregate Offering   Amount of
                                              Amount to be     Per Share*          Price*               Registration Fee
Title of Securities to be Registered          Registered
====================================================================================================================================

Common Stock, par value $0.0001 per share     2,963,325        $34.875             $103,345,960         $28,731
------------------------------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low prices of the Common Stock of Spieker Properties Inc. (the "Company") as reported on The New York Stock Exchange on October 1, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents previously filed by Spieker Properties, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference.

(a) The Registrant's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1998 as filed with the Commission on March 31, 1999;

(b) The Registrant's Quarterly Report on Form 10-Q for the Fiscal Quarter ended March 31, 1999, as filed with the Commission on May 13, 1999;

(c) The Registrant's Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 1999, as filed with the Commission on August 16, 1999;

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the date of the Form 10-Q filed on August 16, 1999; and

(e) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12528), including any amendments or reports updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter of the Registrant contains a provision which limits the liability of a director or officer of the Registrant to the Registrant or its stockholders for money damages to the full extent permitted by Maryland law. No amendment of the Charter of the Registrant shall limit or eliminate this provision with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Registrant to limit the liability of its directors or officers of the Registrant to the Registrant or its stockholders for money damages, except to the extent (i) that it is proved that such person received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (ii) that a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding in the proceeding that such person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provision has no effect on the availability of equitable remedies such as an injunction or recission.

         The Charter of the Registrant contains a provision which provides indemnification for a director or officer of the Registrant to the full extent permitted by Maryland law. No amendment of the Charter of the Registrant shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. The Bylaws of the Registrant contain provisions which implement the indemnification provisions of the Charter. Maryland law permits (and in part requires) the Registrant to indemnify a director who is, or is threatened to be, made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service in that capacity with the Registrant or at the request of the Registrant as an officer, director, trustee, partner, employee or agent of another corporation, enterprise or employee benefit plan. The indemnification may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding unless (i) the act or omission of such person was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) such person actually received an improper personal benefit in money, property or services or (iii) with respect to any criminal proceeding, such person had reasonable cause to believe that his conduct was unlawful. Maryland law permits the Registrant to indemnify to an officer to the same extent as a director.

         In addition, the Registrant has entered into indemnification agreements with each director and executive officer of the Registrant that require the Registrant, among other things, to indemnify them against certain liabilities, including derivative claims, which may be asserted against them by reason of their status or service as directors or officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The exhibits are as set forth in the Exhibit Index on page 7.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Act;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Spieker Properties, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 30th day of September, 1999.

                                               SPIEKER PROPERTIES, INC.



                                               By: /s/ Craig G. Vought
                                                  -----------------------------
                                               Craig G. Vought
                                               Co-Chief Executive Officer


         We, the undersigned officers and directors of Spieker Properties, Inc., do hereby constitute and appoint Warren E. Spieker, Jr., Dennis E. Singleton, Craig G. Vought and Sara R. Steppe, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

           Signature                     Title                    Date
           ---------                     -----                    ----

/s/ Warren E. Spieker, Jr.     Chairman of the Board,         September 30, 1999
----------------------------    Director and Co-Chief
Warren E. Spieker, Jr.          Executive Officer

/s/ John A. Foster             Executive Vice President and   September 30, 1999
----------------------------    Chief Investment Officer
John A. Foster

/s/ John K. French             Director, Executive Vice       September 30, 1999
----------------------------    President and
John K. French                  Vice Chairman

/s/ Dennis E. Singleton        Vice Chairman of the Board     September 30, 1999
----------------------------
Dennis E. Singleton

/s/ Elke Strunka               Vice President and Principal   September 30, 1999
----------------------------    Accounting Officer
Elke Strunka                    (Principal Accounting Officer)

/s/ Craig G. Vought            Co-Chief Executive Officer     September 30, 1999
----------------------------
Craig G. Vought

/s/ Richard J. Bertero         Director                       September 30, 1999
----------------------------
Richard J. Bertero

/s/ Harold M. Messmer, Jr.     Director                       September 30, 1999
----------------------------
Harold M. Messmer, Jr.

/s/ David M. Petrone           Director                       September 30, 1999
----------------------------
David M. Petrone

/s/ William S. Thompson, Jr.   Director                       September 30, 1999
----------------------------
William S. Thompson, Jr.

                                  EXHIBIT INDEX

Exhibit No.     Description                                          Sequential
-----------     -----------                                          Page Number
                                                                     -----------

    4           Restricted Stock Agreement.

    5 Opinion of Piper & Marbury L.L.P. as to the validity of the Common Stock.

   23.1         Consent of Arthur Andersen LLP.

   23.2         Consent of Counsel (included in Exhibit 5).

    24          Power of Attorney (included on signature page).